CATOOSA SENIOR VILLAGE, LP

FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

CATOOSA SENIOR VILLAGE, LP

TABLE OF CONTENTS

PAGE

Independent auditors' report	1

Financial statements:

Balance sheets	2

Statements of operations	3

Statements of changes in partners' equity (deficit)	4

Statements of cash flows	5

Notes to financial statements	6-8

Supplemental information:

Schedule of certain expenses	10-11

INDEPENDENT AUDITORS' REPORT

To the Partners
Catoosa Senior Village, LP

We have audited the accompanying balance sheets of CATOOSA SENIOR VILLAGE, LP (a limited partnership) as of December 31, 2005 and 2004, and the related statements of operations, changes in partners' equity (deficit), and cash flows for the years then ended.  These financial statements are the responsibility of the Partnership's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CATOOSA SENIOR VILLAGE, LP as of December 31, 2005 and 2004, and the results of its operations, its changes in partners' equity (deficit), and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental information on pages 10 - 11 is presented for purposes of additional analysis and is not a required part of the basic financial statements.  Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Habit Arogeti, Wynne LLC
Atlanta, Georgia

February 28, 2006

CATOOSA SENIOR VILLAGE, LP
STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

ASSETS
	2005	2004
Property and equipment, at cost
Land	$1,038,645	$1,038,645
Building	3,531,798	3,531,798
Equipment	238,717	238,717
	4,809,160	4,809,160
Accumulated depreciation	-352,223	-201,107

	4,456,937	4,608,053

Other assets
Cash, operating	9,144	67,140
Cash, tax and insurance	35,968	29,894
Accounts receivable	139	1
Tenant security deposits	14,698	16,564
Prepaid expenses	7,737	7,608
Monitoring fee, net of accumulated amortization
$4,387 and $2,507 for 2005 and 2004, respectively	23,813	25,693
Replacement reserve	23,821	11,056
Operating deficit reserve	94,803	91,953

	210,123	249,909

	$4,667,060	$4,857,962

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$529	$529
Current portion long term debt	17656	17,480
Prepaid rents	0	1
Tenant security deposits	14,698	16,564

Total current liabilities	32883	34,597

Long-term debt
	48,831	98,831
	2,330,965	2,348,636

	2,379,796	2,447,467

Partners' equity (deficit)	2,254,381	2,375,898

	$4,667,060	$4,857,962

See auditors' report and accompanying notes

CATOOSA SENIOR VILLAGE, LP
STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
Income from rental operations
Gross rent potential	$220,706	$219,170
Vacancies and rental concessions	(2974)	(3,801)
Other rental income	400	520
	218,132	215,889

Operating expenses
Administrative and marketing	57	2,064
Management fees	22,072	21,731
Repairs and maintenance	50,062	39,423
Utilities	20,126	19,801
Real estate taxes	24,494	24,632
Insurance	13,657	9,608
Administrative	34,667	39,999

	167,135	157,258

Net operating income	50,997	58,631

Other income (expenses)
Interest income	5,063	961
Amortization	- (1,880)	- (1,880)
Depreciation	(151,116)	(150,830)
Interest	(23,581)	(21,769)

	(172,514)	(173,518)

Net loss	$(121,517)	$(114,887)

See auditors' report and accompanying notes

CATOOSA SENIOR VILLAGE, LP
STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

,
,		General		Limited
		Partners		Partners	Total

Partners' equity (deficit),
December 31, 2003		$6		$1,960,997	$1,961,003

Contributions		0		529,782	529,782

Net income(loss)		(11)		(114,876)	(14,887)

Partners' equity (deficit),
December 31, 2004		(5)		2,375,903	2,375,898

Net income(loss)		12		(121,505)	(121,517)

Partners' equity (deficit),		(17)		2,254,398	2,254,381
December 31, 2005

	$		$

See auditors' report and accompanying notes

CATOOSA SENIOR VILLAGE, LP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

Increase (Decrease) In Cash

	2005	2004
Cash flows from operating activities
Net income(loss)	$(121,517)	$(114,887)
Adjustments to reconcile net income(loss) to
net cash provided(used) by operating activities
Amortization	1,880	1,880
Depreciation	151,116	50,277
Change in accounts receivable	(138)	18
Change in prepaid expenses	(129)	(1,269)
Change in accounts payable and accrued expenses	(23	(3,082)
Change in prepaid rent	(1)	(3,370)

Total adjustments	152,705	145,007

Net cash provided (used)
by operating activities	31,188	30,120

Cash flows from investing activities
Investment in rental property	0	(1,450)
Net (deposits) releases to/from tax and insurance escrow	(6,074)	(6,853)
Net (deposits) releases to/from replacement reserve	(12,765)	963

Net cash provided (used) by investing activities	(21,689)	(24,581)

Cash flows from financing activities
Principal payment on State Home loan	(17,495)	(15,884)
Payment to developer	(50,000)	(475,169)
Capital contribution	0	529,782

Net cash provided (used) by financing activities	(67,495)	38,729

Net increase (decrease) in cash	(57,996)	44,268

Cash, beginning of year	67,140	22,872

Cash, end of year	$9,144	$67,140

CATOOSA SENIOR VILLAGE, LP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

	2005	2004

Cash paid during the years for interest on mortgage	$23,581	$21,769

Note A
Organization and Summary of Significant Accounting Policies

Catoosa Senior Village, LP (the Partnership) was organized as a limited partnership under the laws of the state of Georgia in 2001.  The  Partnership was formed to develop, construct, own, maintain and operate a low- and moderate-income apartment complex known as Catoosa Senior Village (the Project), a 60-unit rental project located in Calhoun, Georgia.

The following significant accounting policies have been followed in the preparation of the financial statements:

a.     Basis of Accounting:

The financial statements of the Partnership are prepared on the accrual basis of accounting and in accordance with generally accepted accounting principles.

b.     Tenant Rent Receivables:

Management considers tenant rent receivables to be fully collectible; accordingly, no allowance for doubtful accounts is required.  Uncollectible rent receivables are charged to operations upon management's determination that collection of the receivable is unlikely.

c.     Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

CATOOSA SENIOR VILLAGE, LP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

d.     Rental Property:

Property and equipment have been recorded at cost.  Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations using the straight-line method over their estimated service lives of 40 years for buildings, 10 years for equipment and 15 years for land improvements.

Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized.  When items of property or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in income.

e.     Income Taxes:

Income or loss of the Partnership is allocated 0.01% to the general partner and 99.99% to the limited partners.  No income tax provision has been included in the financial statements since income or loss of the Partnership is required to be reported by the partners on their respective income tax returns.

CATOOSA SENIOR VILLAGE, LP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

f.	Rental Income:

Rental income is recognized for residential units as they accrue.  Rental payments received in advance are deferred until earned.  All leases between the Partnership and tenants of the property are operating leases.

g.	Amortization:

Compliance monitoring fees are being amortized on the straight-line method of 15 years, which approximates the effective yield, over the life of the related loans.

Note B
Construction Loan Payable

Georgia Department of Community Affairs:

The Partnership secured a construction loan of $2,382,000 from the Georgia Department of Community Affairs for the purpose of funding the construction costs of the Project.  The loan accrues interest at 0.00% per annum until the conversion date, which is the construction loan maturity date.  The construction loan was converted to a permanent loan in 2004 with an interest rate of 1% computed on basis of a 360-day year.  The note is collateralized by a deed to secure debt on rental property.

2005	2,348,621
2004	$2,366,116
Note C
Mortgage Payable

The Partnership has a mortgage note with the Georgia Department of Community Affairs (State Home Bank) in the original amount of $2,382,000 secured by a deed of trust on the rental  property.  The mortgage bears an interest rate of 1% per annum with monthly installments of $3,423.01 for 240 months maturing March 1, 2024.

December 31,	Amount

2006	$17,656
2007	17,833
2008	18,012
2009	33,610
2010	$2,224,801
2011thereafter
2,330,965

$2,348,621

Aggregate annual maturities for the notes payable over each of the next five years are as follows:

Note D
Development Fees

The developer, an affiliate of the general partner of the Partnership, will receive a developer's fee of $574,000 for its services during the development and construction of the Project.  The fee is to be paid in installments as defined in the development agreement.  As of December 31, 2005 and 2004, $48,831 and $98,831, respectively, of this fee remained payable at year end.  The developer's fee has been capitalized into the building basis.

Note E
Partnership Profits, Losses and Distributions

Operating profits and losses are allocated 99.99% to the limited partners and 0.01% to the general partner.  Tax credits are to be allocated 99.99% to the limited partners and 0.01% to the general partner.  Profit or loss and cash distributions from sales of property will be allocated as formulated in the partnership agreement.

Note F
Commitments and Contingencies

The Partnership's low-income housing credits are contingent on the Project's ability to maintain compliance with applicable sections of Section 42.  Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct noncompliance within a specified time period could result in recapture of previously taken tax credits plus interest.  In addition, such potential noncompliance may require an adjustment to the contributed capital by the limited partner.

SUPPLEMENTAL INFORMATION

CATOOSA SENIOR VILLAGE, LP
SCHEDULES OF CERTAIN EXPENSES
FOR THE YEARS ENDED DECEMBER 2005 AND 2004

	2005	2004
REVENUE
Gross rental revenue	$220,706	$219,170
Less: Vacancies	(2,974)	(3,801)
Less: Miscellaneous	0	0

Subtotal	217,732	215,369

Vacancy percentage	1.35%	1.73%

Tenant late fees	10	50
Tenant charges for damages	0	468
Interest income	5,063	961
Miscellaneous income	390	2

Total revenue	223,195	216,850

EXPENSES
Advertising	57	2,064
Professional fees	4,748	5,090
Office expenses	2,018	2,776
Other	3,679	4,90
Payroll taxes	3,659	3,870
Telephone	4,943	5,462
Travel	574	737
Credit reports	520	660

General and administrative subtotal	20,198	25,565

Cable	544	387
Cleaning	1,150	1,000
Decorating/improvements	2,159	761
Garbage and trash	2,337	2,613
Electric	11,875	12,51
Insurance	13,657	9,608
Grounds	9,046	7,1
Maintenance	10,9	4,588
Payroll	22,065	22,20
Pest control	2,375	1,155
Water and sewer	7,707	6,897
Real estate taxes	26,494	24,632
Manager payroll	14,526	16,499
Management fee	22,072	21,731

Operating expenditure subtotal	146,937	131,693

Total expenses	167,135	157,258

Net operating income	56,060	59,592

Replacement reserve	$12,360	$12,360

Income to service debt	$43,700	$47,232

Debt service #1	$$41,076	$37,653

CATOOSA SENIOR VILLAGE, LP
SCHEDULES OF CERTAIN EXPENSES
FOR THE YEARS ENDED DECEMBER 2005 AND 2004

Summary of Operating and Administrative Expenses

General and administrative	$20,198	$25,565

Utilities	20,126	19,801

Payroll	36,591	38,699

Maintenance	27,997	17,222

Management fees	22,072	21,731

Tax	26,494	24,632

Insurance	13,657	9,608

Total expenses	$167,135	$157,258

Revenue growth rate		2.93%	144.00%

Expense growth rate		6.28%	104.00%

Total number of units: 60	Per-unit replacement reserve	$206	$206